Exhibit 10.18

JAMES RIVER MANAGEMENT COMPANY, INC.
LEADERSHIP RECOGNITION PROGRAM

THIS PROGRAM made as of November 18, 2014, by JAMES RIVER MANAGEMENT COMPANY, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter the “Company”).

INTRODUCTION

The Company has previously established the James River Management Company, Inc. Leadership Recognition Program (the “Plan”) for certain of its and its affiliates’ key employees, effective September 30, 2011. The Company has filed a registration statement with the Securities and Exchange Commission to conduct an initial public offering of common shares of the Company. The Company wishes to amend the Plan for various reasons, effective as of the date that the offering is consummated and immediately prior thereto. This document contains the amended and restated version of the Plan.

JAMES RIVER MANAGEMENT COMPANY, INC.
LEADERSHIP RECOGNITION PROGRAM

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Article I

Introduction

The purpose of the Program is to reward members of the Company’s and its Affiliates’ senior management for their contributions to the profitability of James River Insurance Company, an affiliate of the Company, and to encourage such senior management to remain employed with the Company and its Affiliates. This document is effective as of the Effective Date.

Article II

Definitions

As used in this Plan, the following terms shall have the following meanings:

“Account” means the notational account to which the amount of all Annual Awards shall credited and all payments under the Plan shall be debited.

“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

“Annual Award” means the amount to be credited to a Participant’s Account in any Plan Year, as determined by the CEO or, with respect to Participants who are executive officers of Holdings, the Holdings Board, upon the recommendation of the Compensation Committee. An Annual Award may be contained in one award agreement covering either a single Plan Year or multiple Plan Years.

“Beneficiary” means the person, trust or other entity that a Participant designated most recently in writing to the Company; provided, however, that if the Participant fails to make a designation, no person designated is alive, no trust or other entity has been established, or no successor Beneficiary has been designated who is alive, the term Beneficiary means (a) the Participant’s surviving spouse or (b) if no spouse is alive, the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Cause” the occurrence of any of the following events:

(a)         refusal by the Participant to follow a lawful direction of the Board or senior management of the Company or its Affiliates;

(b)         the inability of or refusal by the Participant to satisfactorily perform assigned duties assigned to the Participant for Company and its Affiliates;

(c)         misconduct by the Participant in the performance of the Participant’s duties or with respect to the interest or property of the Company and its Affiliates;

(d)         intentional disclosure by the Participant to an unauthorized person of the Company’s or an Affiliates’ confidential information or trade secrets;

(e)         any act by the Participant of fraud, misappropriation, or embezzlement, with respect to the Company or an Affiliate;

(f)         any act of dishonesty by Participant to the Company or its Affiliates, or senior management of Company or its Affiliates;

(g)         commission by Participant of a felony, any crime involving moral turpitude or other crime which could reflect unfavorably on the Company or any of its Affiliates;

(h)         a material breach of any agreement regarding employment with the Company or an Affiliate by the Participant.

“CEO” means the Chief Executive Officer of James River Group, Inc.

“Change of Control” means a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company, as such change is defined in Code Section 409A and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the compensation committee of the Board of Directors of James River Group Holdings, Ltd.

“Effective Date” means the date that the initial public offering of the Company’s common shares is consummated and immediately prior thereto.

“Employer Group” means the Company and each other corporation or trade or business which constitutes a single employer under Code Section 414(b) and (c) with the Company, except that in applying Code Section 1563(a)(1), (2) and (3), “at least 50 percent” is used instead of “at least 80 percent.”

“Holdings” means James River Group Holdings, Ltd.

“Holdings Board” means the Board of Directors of Holdings.

“JRG Board” means the Board of Directors of James River Group, Inc.

“Participant” means an employee of the Company, an Affiliate or a Subsidiary who is a member of a select group of highly compensated and managerial employees and who has been selected for participation in the Plan by the CEO or with respect to employees who are executive officers of Holdings, by the Holdings Board, upon the recommendation of the Compensation Committee.

“Payment Date” means September 30th.

“Plan” means the James River Management Company, Inc. Leadership Recognition Program, as in effect and as amended from time-to-time.

“Plan Year” means the period commencing on October 1st and ending the following September 30th.

“Retirement” means the a Separation from Service on or after attaining the age of sixty-five (65) and completing 10 years of continuous service with the Company and its Subsidiaries.

“Separation from Service” means a termination of employment of a Participant from the Employer Group. Notwithstanding the foregoing, the employment relationship of a Participant with the Employer Group is considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Participant will return to perform services for a member of the Employer Group and the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with any member of the Employer Group under applicable law or contract. Whether a Participant has terminated employment with the Employer Group will be determined by the Company based on whether it is reasonably anticipated by the Company and the Participant that the Participant will permanently cease providing services to any member of the Employer Group, whether as an employee or independent contractor, or that the services to be performed, whether as an employee or independent contractor, by the Participant will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed, whether as an employee or independent contractor, over the immediately preceding thirty-six-month period or such shorter period during which the Participant was performing services for the Employer Group. If a leave of absence occurs during such thirty-six-month or shorter period which is not considered a Separation from Service, unpaid leaves of absences shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.

“Subsidiary” means (a) any entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

Article III
Administration

The administration and operation of the Plan shall be supervised by the JRG Board with respect to all matters. The JRG Board may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The JRG Board shall interpret and construe any and all provisions of the Plan and any determination made by the JRG Board under the Plan shall be final and conclusive. No member of the Board, the JRG Board or the Holdings Board nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board, JRG Board, and the Holdings Board and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan.

Article IV
Annual AWARD

Section 4.1      Participation.   The CEO shall select which key employees of the Company and its Subsidiaries are eligible for participation in the Plan, provided that such employees are members of a select group of managerial and highly compensated employees; and provided, further that with respect to any key employee who is an executive officer of Holdings, all selections for participation shall be made Holdings Board, upon recommendation of the Compensation Committee.

Section 4.2      Annual Award.   The CEO shall determine the Annual Award to be made to a Participant; provided that awards made to a Participant who is an executive officer of Holdings, shall be approved by the Holdings Board, upon recommendation of the Compensation Committee. The amount of any such Annual Award will be credited to the Participant’s Account as of October 1 of the Plan Year in which such Annual Award is made.

Section 4.3      Payment of Annual Award.   Annual Awards shall be payable as provided in this Section 4.3, subject to the right of the Company to terminate the Plan or cancel an Annual Award or Account as set forth in Section 5.1.

(a)      Except as otherwise provided in this Section 4.3, the amount of each Annual Award will be paid to the Participant in five (5) equal installments, commencing with the Payment Date that coincides with the last day of the second Plan Year following the Plan Year for which the Annual Award is credited to a Participant’s Account. (For example, an Annual Award credited to a Participant’s Account on October 1, 2014, shall commence to be paid on September 30, 2017, which is the second Plan Year end following the Plan Year in which the Annual Award was credited to the Participant’s Account.) For purposes of the application of Code Section 409A, each such installment shall be considered a separate payment. Payment of any installment of an Annual Award that is due upon a Payment Date will be made no later than sixty (60) days following such Payment Date. Except as otherwise provided in this Section 4.3, a Participant will be entitled to receive payment of any installment of an Annual Award only if the Participant remains in the employment of the Company or an Affiliate on the date such installment is actually paid.

(b)      Notwithstanding Subsection (a), a Participant who, after a Payment Date for a prior Plan Year, terminates employment with the Employer Group due to Retirement or dies after having met the age and service criteria for Retirement, but prior to the payment of the installment of an Annual Award for such Payment Date, shall be (or his Beneficiary shall be) entitled to receive payment of such installment of the Annual Award.

(c)      In the event that a Participant terminates employment with the Company and its Affiliates for any reason prior to Retirement or in the case of death, prior to having met the age and service criteria to be eligible for Retirement, the unpaid portion of the Participant’s Account shall be forfeited and the Participant shall no longer be eligible to receive payment of any Annual Award.

(d)      In the event that a Participant incurs a Separation from Service due to Retirement or dies while an employee of the Company or an Affiliate after having met the age and service criteria to be eligible for Retirement, in lieu of any payments made pursuant to Subsection (a) hereof, the Participant’s Account, after payment of any amount described in Subsection (b) hereof, shall be paid to the Participant or, in the event of the death of the Participant, his Beneficiary, in three (3), equal annual installments, commencing with the Payment Date in the Plan Year in which the Participant’s Retirement or death occurs. Payment shall be made no later than sixty (60) days following each applicable Payment Date; provided that in the case of Retirement, as a condition to being eligible to receive the payments described in this Subsection (d), the Participant shall execute and deliver to the Company a non-competition and non-solicitation agreement in a form designated by the Company.

Section 4.4      Change of Control.   In the event of a Change of Control, in lieu of any payments to be made to a Participant under Section 4.3(a) hereof (other than any payments which have not yet been made with respect to a Payment Date that occurred prior to such Change of Control), each Participant who is employed by the Company or an Affiliate as of the date of the Change of Control shall be entitled, subject to the provisions of Section 5.1, to payment of their Account (adjusted to reflect payment of any amount described in the immediately preceding parenthetical) in three (3) equal, annual installments, commencing as of the Payment Date which occurs in the Plan Year during which such Change of Control occurs. Payment will be made within sixty (60) days of each applicable Payment Date. A Participant must be employed by the Company or an Affiliate on the date of actual payment is to be made to be eligible to receive any such installment, unless the Participant Separates from Service from the Employer Group due to Retirement, dies while an employee of the Company or Subsidiary after having met the age and service criteria for Retirement or is terminated by the Company or an Affiliate without Cause.

Section 4.5      Required Delay in Payment to Specified Employees.   Notwithstanding anything contained herein to the contrary, in the event that the stock of a member of the Employer Group, or any successor maintaining this Plan, is publicly traded on an established securities market at the time of the Separation from Service of a Participant who is a “specified employee” within the meaning of Code Section 409A, any payments made on account of the Participant’s Separation from Service which would otherwise be payable to the Participant within the first six (6) months following the effective date of his Separation from Service shall be suspended and paid in one lump sum as soon as practicable following the end of the six (6) month period, but in no event later than the thirtieth (30th) day following the expiration of such six (6) month period or, if earlier, the date of the Participant’s death.

Article V

Amendment to or Termination of the Plan

Section 5.1      Amendment and Modification.   The Company or any successor thereto reserves the right by action of its Board or its designee at any time to modify or amend the Plan or any Annual Award, including, without limitation, the right to amend the Plan in any respect to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. There shall be no vested rights in amounts due under the Plan, under any Annual Award or documentation evidencing such Annual Award, or in any Account at any time prior to payment of such amounts and all amounts under the Plan are at all times discretionary obligations of the Company, which may be reduced or eliminated by the Company at any time.

Section 5.2      Termination of Plan.   The Company shall have the sole authority to terminate this Plan pursuant to this Section 5.2. Any amounts vested under the Plan prior to any such termination (which there will not be unless the Company determines, in its sole discretion, to vest such amounts as part of the termination) shall continue to be subject to the terms, conditions, and elections in effect under the Plan when the Plan is terminated. The Company may terminate the Plan pursuant to subsections (a), (b), (c), or (d):

(a)      The Company may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the vested benefits under the Plan are included in the Participant’s gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)      The calendar year in which the Plan termination and liquidation occurs;

(ii)      The first calendar year in which the benefit is no longer subject to a substantial risk of forfeiture; or

(iii)      The first calendar year in which the payment of the vested benefit is administratively practicable.

(b)      The Company may terminate and liquidate the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a Change of Control, provided that this Subsection will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the Employer Group immediately after such Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the Change of Control, so that under the terms of the termination and liquidation, all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Employer Group irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this Subsection, where the Change of Control event results from an asset purchase transaction, the applicable member of the Employer Group with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the member of the Employer Group that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(c)      The Company may terminate and liquidate the Plan, provided that:

(i)      The termination and liquidation does not occur proximate to a downturn in the financial health of any member of the Employer Group;

(ii)      Every member of the Employer Group terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by any member of the Employer Group that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulations Section 1.409A-1(c) if a Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii)      No payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(iv)      All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)      No member of the Employer Group adopts a new plan that would be aggregated under Treasury Regulations Section 1.409A-1(c) with any plan terminated and liquidated pursuant to this Subsection if any such plan covers any employee who was a participant in any such plan, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)      By ceasing any and all contributions to the Plan or taking any such other action to terminate the Plan as the Company deems appropriate, in which event the payment of a Participant’s vested Account under the Plan will be made at the time and in the form as they would otherwise have been made had the Plan not been terminated.

Except as provided herein, upon termination of the Plan, distribution of a Participant’s Account shall be made to the Participant or Beneficiaries as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, the Company may pay the lump sum value of the Participant’s Account if it determines that such payment of benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such an event, payment shall be made at the earliest date permitted under such guidance.

Article VI
Miscellaneous

Section 6.1      Participants’ Rights Unsecured.   The right of a Participant to receive payment of an Annual Award or his or her Account under the Plan shall constitute an unsecured claim against the general assets of the Company. No Participant shall have any vested right to receive payment under the Plan.

Section 6.2      No Contract of Employment.   This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and the Participant for the performance of the services by the Participant. Nothing in this Plan shall be construed as conferring upon the Participant any right to continue in the employment of the Company or any of its affiliates in any capacity.

Section 6.3      Withholding Taxes.   The Company shall have the right to deduct from each payment hereunder any federal, state and local taxes required by such laws to be withheld with respect to the payment.

Section 6.4      Nonalienation of Benefits.   Except as expressly provided herein, neither a Participant nor his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of the Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

Section 6.5      Severability.   If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 6.6      Governing Law.   The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

Section 6.7      Headings.   Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

IN WITNESS WHEREOF, the Company has caused this indenture to be executed as of the date first above written.

JAMES RIVER MANAGEMENT COMPANY, INC.

By:	/s/ Gregg Davis
Title:	Chairman

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